EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                   CONTACT:    Marc Jampole
                                                    Jampole Communications, Inc.
                                                    412-471-2463



                PENN TRAFFIC NAMES LONG-TIME COMPANY EXECUTIVE AS
                                   NEW LEADER


         SYRACUSE, NEW YORK, MARCH 30, 2004 -- The Penn Traffic Company (OTC:
PNFTQ.PK) today announced that it has appointed Robert Chapman as its new President and Chief Executive Officer, subject to the approval of the U.S. Bankruptcy Court for the Southern District of New York. A long-time Penn Traffic executive, Mr. Chapman has been serving as Vice President of Wholesale/Franchise Operations since 1999.

         "Bob is an experienced and successful supermarket operator, with a strong track record of improving operations and building sales," said James A Demme, Penn Traffic's Chairman of the Board. "His successful experience building and maintaining our wholesale business is very important because one of the company's goals coming out of bankruptcy is to grow the wholesale division further, making it an even more important part of our overall business."

         "Becoming president of the company I have been a part of for most of my career is a dream come true," said Mr. Chapman. "We are about to enter an exciting new era of growth and vitality at Penn Traffic. Under my leadership, I pledge that every Penn Traffic supermarket will be a clean, well-stocked and friendly place to shop for the broadest selection of fresh food products at good prices."

         "During our extensive search, it became evident that none of the candidates from outside the company could match Bob's package of supermarket experience, leadership capabilities and knowledge of the company," said Mr. Demme. "Bob's long-term tenure with Penn Traffic and history of success under trying circumstances give him a unique set of skills that are best suited for successfully moving Penn Traffic from bankruptcy to a profitable, viable company in the future." The appointment of Mr. Chapman comes after a six-month national search during which time Steven G. Panagos, Penn Traffic's Chief Restructuring Officer, served as Interim CEO.

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         Bob Chapman joined P&C Foods as a part-time store employee in 1968 and became a store manager in 1974. Over the past 36 years, Mr. Chapman has held a number of positions of increasing authority first at P&C and later at Penn Traffic after it purchased P&C in 1988. He has distinguished himself as Director of Store Operations, Director of Franchise Operations and Vice President of Wholesale and Franchise Operations. Mr. Chapman has also served on a number of important Penn Traffic internal committees, including the Operations Steering Committee and the Strategic Business Reorganization Committee.

         "Everyone who has worked with Bob recognizes his ability to gain the trust of others and improve employee morale," said Mr. Demme. "Bob knows how to build the strong team spirit we need to achieve Company goals. Most importantly, Bob understands Penn Traffic, its employees and its roots. He knows first hand the commitment, hard work and dedication our employees have displayed both under good times and during the stressful and trying circumstances of our recent history. Bob will be able to successfully lead our company into the future as one team, working together with a sense of pride and ownership."

         Penn Traffic entered chapter 11 in May 2003 with the intention to exit reorganization as soon as possible as a stronger, more competitive company. In January 2004, the Company exited its Ohio and West Virginia markets. More information about Penn Traffic's reorganization case is available at the following phone numbers: Employees: 877-807-7097 (toll-free); Customers:
800-724-0205 (toll-free); Vendors and Suppliers: 315-461-2341.

FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as `believe,' `anticipate,' `estimate,' `expect,' `could,' and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the


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

Company to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.


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         The Penn Traffic Company operates 111 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 78 licensed franchises and 42 independent operators.


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